UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 6, 2022

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cardinal Way

Redwood City, CA 94063

(Address of principal executive offices, including zip code)

(650) 656-9323

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On July 6, 2022, management of Adverum Biotechnologies, Inc. committed Adverum to a restructuring plan to restructure Adverum’s operations, including reductions in both headcount and expenses, to prioritize its clinical development of ADVM-022, a single intravitreal injection for the treatment of wet age-related macular degeneration, and focus its pipeline strategy on highly prevalent ocular diseases. Adverum intends these restructuring measures to enable it to fully support its ADVM-022 development plan, providing it with additional resources beyond one-year topline results from its Phase 2 LUNA trial based on Adverum’s current development timeline. Adverum expects the restructuring plan to be completed in the fourth quarter of 2022.

Under the restructuring plan, Adverum is reducing its workforce by 78 employees (approximately 38%). Impacted employees below the level of Vice President are eligible to receive severance benefits which includes a severance payment, a payment towards the cost of COBRA premiums, outplacement services and an extension of their post-termination stock option exercise period to July 7, 2024. Impacted employees at the level of Vice President or above are eligible to receive severance benefits pursuant to Adverum’s Change in Control and Severance Agreement which includes a severance payment and a payment towards the cost of COBRA premiums pursuant to the terms of their agreements, outplacement services and an extension of their post-termination stock option exercise period to July 7, 2024. In each case, employee severance benefits are contingent upon an impacted employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against Adverum. Adverum expects that the workforce reduction will decrease its annual operating costs by approximately $15.3 million in direct labor cost.

In connection with the restructuring, Adverum estimates that it will incur aggregate restructuring charges of approximately $4.2 million, of which it expects approximately $4.1 million will be cash expenditures, which restructuring costs will be recorded primarily in the third quarter of 2022. The restructuring costs consist primarily of one-time termination severance payments and other employee-related costs of approximately $4.1 million, and approximately $0.1 million incremental expense associated with the extension of the post-termination exercise period. The cash payments related to the personnel-related restructuring and contract termination charges will be paid during the third and fourth quarters of 2022.

The charges Adverum expects to incur in connection with the workforce reduction, Adverum’s expectations as to the benefits it will realize from the restructuring measures on its development plan, its expectation that the restructuring plan to be completed in the fourth quarter of 2022, its expectation as to the amount that the workforce reduction will decrease its annual operating costs, and its expectation as to the amounts and timing of the restructuring charges, are forward-looking statements subject to a number of assumptions, risks and uncertainties, and actual results may differ materially should any of the assumptions prove to not be accurate. Adverum may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVERUM BIOTECHNOLOGIES, INC.

Date: July 6, 2022	By:	/s/ Laurent Fischer
Laurent Fischer, M.D.
Chief Executive Officer